Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of Rule 10b5-1 Plan By Executive Officer

Milwaukee, WI—May 20, 2008/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that Thomas R. Savage, Senior Vice President – Administration, has entered into an individual stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Savage informed the Company that under his trading plan he intends to sell 45,720 shares of Company common stock that will be issued as a result of the exercise of stock options that would expire in August 2008. The purpose of the plan is to provide Mr. Savage with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that Mr. Savage may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling prices of the Company’s stock on the dates the stock options are exercised exceed the exercise prices of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

J. E. Brenn
Senior Vice President and
Chief Financial Officer

/CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/